Exhibit 3.12

STATE OF DELAWARE
SECRETARY OF STATE
DIVISION OF CORPORATIONS
FILED 10:00 AM 11/18/1991 913225300 - 2058433

CERTIFICATE OF AMENDMENT

OF

CERTIFICATE OF INCORPORATION

OF

CAMBER CORPORATION

* * * * *

CAMBER CORPORATION, a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware, DOES HEREBY CERTIFY:

FIRST: That, by unanimous written consent dated September 30, 1991, the sole stockholder and sole Director of CAMBER CORPORATION adopted the following resolution amending the Certificate of Incorporation of said Corporation:

RESOLVED:	That the Certificate of Incorporation of the Corporation be amended by changing article numbered 2 thereof so that, as amended, said article 2 shall be and read as follows:

“2. The address of its registered office in the State of Delaware is Corporation Trust Center, 1209 Orange Street, Wilmington, Delaware 19801 in the County of New Castle. The name of its registered agent at such address is The Corporation Trust Company.”

SECOND: That the sole stockholder and sole Director of the Corporation has voted to adopt said amendment pursuant to Section 242 of the General Corporation Law of the State of Delaware.

IN WITNESS WHEREOF, said CAMBER CORPORATION has caused its corporate seal to be hereunto affixed and this certificate to be signed by Dhananjay G. Wadekar, its President and Secretary this 30th day of September, 1991.

CAMBER CORPORATION

[CORPORATE SEAL]

	By	/s/ Dhananjay G. Wadekar
Dhananjay G. Wadekar CEO

/s/ Dhananjay G. Wadekar
Dhananjay G. Wadekar Secretary